Exhibit 99.5
CONSENT OF HOULIHAN LOKEY CAPITAL, INC.
March 4, 2011
Strategic Review Committee of the Board of Directors
Retail Ventures, Inc.
3241 Westerville Road
Columbus, OH 43224

Re:	Joint Proxy Statement/Prospectus of Retail Ventures, Inc. (“Retail Ventures”) and DSW Inc. (“DSW”) which forms part of the Registration Statement on Form S-4 of DSW (the “Registration Statement”)
Dear Members of the Strategic Review Committee of the Board of Directors of RVI:
     Reference is made to our opinion letter (“opinion”), dated February 7, 2011, addressed to the members of the strategic review committee (the “Committee”) of the Board of Directors of Retail Ventures and the members of the Board of Directors (the “Board”) of Retail Ventures. We understand that Retail Ventures has determined to include our opinion in the above-referenced Registration Statement.
     Our opinion was provided for the information and assistance of the Committee and the Board in connection with their consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. In that regard, we hereby consent to the reference to our opinion in the above-referenced Registration Statement under the captions “Summary — Opinion of Houlihan Lokey Capital, Inc., Financial Advisor to the Retail Ventures Committee,” “The Merger — Background of the Merger,” “The Merger — Retail Ventures’ Purposes and Reasons for the Merger” and “The Merger — Opinion of Houlihan Lokey Capital, Inc., Financial Advisor to the Retail Ventures Committee,” and to the inclusion of our opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement, appearing as Appendix C to such Joint Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that this consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement as of the date hereof and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.
     In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Houlihan Lokey Capital, Inc.
HOULIHAN LOKEY CAPITAL, INC.